EXHIBIT 99.2

 Press Release

CONTACT FOR FURTHER INFORMATION:

KENNETH BRIMMER   612-229-8811

BT Brands Acquires Founder’s Stake in Bagger Dave’s

June 2, 2022

West Fargo, ND.--(ACCESSWIRE) -- BT Brands, Inc. (Nasdaq: BTBD and BTBDW), “BT Brands” operator of quick-service Burger Time restaurants, Keegan's Seafood Grille and Pie in the Sky Bakery and Coffee businesses, announced today that it had acquired 11,095,085 common shares representing 41.4% of Bagger Dave’s Burger Tavern, Inc. (“Bagger Dave’s”) (www.baggerdaves.com) for $1,260,000, approximately $.114 per share. Prior to completing the purchase of shares from Michael Ansley, founder and CEO of Bagger Dave’s, he agreed to cancel all voting preferred shares. In addition, upon closing, the current Bagger Dave’s directors, including Mr. Ansley, resigned from the Company, and its Board of Directors and representatives of BT Brands are assuming those positions.

Bagger Dave's Burger Tavern, Inc. owns and operates Bagger Dave's, a casual restaurant and bar concept. Bagger Dave’s provides a warm, inviting, and entertaining atmosphere through a friendly and memorable guest experience. Bagger Dave's specializes in locally sourced, never-frozen prime rib recipe burgers, all-natural lean turkey burgers, hand-cut fries, locally crafted beers on draft, milkshakes, salads, black bean turkey chili, pizza and much more all delivered in a warm atmosphere with friendly service. The concept built around providing a fresh food offering opened its first restaurant in January 2008 in Berkley, Michigan. There are currently six Bagger Dave's restaurants, including four in Michigan, one in Ft. Wayne, Indiana and one in Centerville, Ohio.

Gary Copperud, BT Brands’ Chief Executive Officer, said, "Our Bagger Dave’s investment allows BT Brands to immediately expand in the casual dining market with six restaurants generating a positive cash flow. At one time, Bagger Dave’s had operated a total of 26 locations; the remaining six units represent a solid core that has been refined over the years. In addition, the Company has approximately $1.9 million in cash available for opportunities. We are confident that both BT Brands and the remaining Bagger Dave’s shareholders will benefit from the transaction.”  Michael Ansley added, “the involvement of BT Brands as a shareholder assuming an active role is a positive for Bagger Dave’s shareholders as our management team has worked hard to position Bagger Dave’s to pursue new opportunities and now is an appropriate time and this is the focus of BT Brands.”

About BT Brands, Inc.: BT Brands, Inc. (BTBD and BTBDW) owns and operates a fast-food restaurant chain called Burger Time with locations in North and South Dakota and Minnesota. The Company recently acquired Keegan Seafood Grille near Clearwater, Florida area and Pie In the Sky Coffee and Bakery in Woods Hole, Massachusetts. BT Brands is seeking acquisitions within the restaurant industry.

About Bagger Dave’s Burger Tavern, Inc.: Bagger Dave’s (OTC Markets Pink Sheets: BDVB owns and operates the Bagger Dave's restaurant and bar concept.  The first Bagger Dave's restaurant opened in January 2008 in Berkley, Michigan. The Company currently operates six Bagger Dave's restaurants, including four in Michigan, one in Ft. Wayne, Indiana and one in Centerville, Ohio.

Forward-Looking Statements Disclaimer:

This press release contains forward-looking statements within the meaning of federal securities laws. The words "intend," "may," "believe," "will," "should," "anticipate," "expect," "seek," and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause the Company's actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the disruption to our business from the recent pandemic and the impact on our results of operations, financial condition, and the impact of federal, state, and local government actions and customer behavior in response to the pandemic and its aftermath, the impact and duration of staffing constraints at our restaurants,  increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of the BT Brands' Annual Report on Form 10-K for the fiscal year ended January 2, 2022, filed with the SEC, and other filings with the SEC. BT Brands disclaims any obligation or duty to update or modify these forward-looking statements.